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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

January 25, 2001
Date of Report
(Date of earliest event reported)

ESTERLINE TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-06357	13-2595091
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10800 NE 8th Street, Bellevue, Washington 98004
(Address of principal executive offices, including Zip Code)

(425) 453-9400
(Registrant's telephone number, including area code)

Item 5.  Other Events

DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock consists of 60,000,000 shares of common stock, par value $.20 per share; 25,000 shares of preferred stock, par value $100 per share; and 475,000 shares of serial preferred stock, par value $1 per share, of which 100,000 shares have been designated Series A Serial Preferred Stock and reserved for issuance pursuant to our Shareholder Rights Plan. The following description of our capital stock is qualified in its entirety by our Amended and Restated Certificate of Incorporation, as amended, and our Amended and Restated Bylaws.

Common Stock

    Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of legally available funds, subject to any preferential dividend rights of outstanding preferred stock or serial preferred stock. Upon the liquidation, dissolution or winding up of Esterline, the holders of common stock are entitled to receive ratably our assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock or serial preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock or serial preferred stock that we may designate and issue in the future.

Preferred Stock and Serial Preferred Stock

    Our Board of Directors will have the authority to issue preferred stock and serial preferred stock in one or more series and to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series, and the qualifications, limitations or restrictions of any unissued series of preferred stock or serial preferred stock, and to establish from time to time the number of shares constituting any such series. The issuance of preferred stock or serial preferred stock may have the effect of delaying, deferring or preventing a change in control of Esterline without further action by the shareholders. The issuance of preferred stock or serial preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. Except for the reservation of the series of serial preferred stock described above, no shares of preferred stock or serial preferred stock are currently outstanding.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESTERLINE TECHNOLOGIES CORPORATION (Registrant)
Dated: January 25, 2001	By:	/s/ ROBERT D. GEORGE Robert D. George Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)

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DESCRIPTION OF CAPITAL STOCK
SIGNATURE